EXECUTION COPY


                               PURCHASE AGREEMENT

      This Purchase Agreement (this "Agreement") is entered into as of February 1, 2003, by and between Integrated Health Technologies, Inc., a Delaware corporation or a wholly-owned corporation to be formed by it (the "Buyer"), and Trade Investment Services, L.L.C., a Delaware limited liability company (the "Seller"). The Buyer and the Seller are collectively, the "Parties".

      WHEREAS, the Buyer has agreed to purchase all of the interests of the Seller, representing fifty percent (50%) of the membership interests (the "Interests"), in Natex Georgia LLC, a limited liability company formed under the laws of the Republic of Georgia and engaged in the business of harvesting and collecting taxis baccatta botanical materials (the "Company").

      WHEREAS, the Seller has agreed to sell the Interests to the Buyer for the consideration set forth herein.

      Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows.

                                   ARTICLE I
                     THE purchase AND SALE of the interests

      1.1 Purchase and Sale of the Interests. The Buyer has agreed to purchase from and the Seller has agreed to sell to the Buyer the Interests (the "Natex Acquisition"), subject to all the terms and conditions hereof and in reliance on the representations and warranties set forth herein.

      1.2 Purchase Price. In consideration for the sale of the Interests from the Seller, the Buyer will pay the Seller an aggregate purchase price of $1,170,000 to be paid with 2,458,886 shares of the common stock of Integrated Health Technologies, Inc., par value of $0.002 per share, valued on the basis of the average closing price per share based on the thirty (30) trading days immediately preceding January 14, 2003, the date of first public disclosure of this transaction (the "Purchase Price").

      1.3 Payment of Purchase Price. The Purchase Price shall be paid by the Buyer to the Seller by delivery on the Closing Date (as defined herein) of stock certificate(s) issued by the Buyer for the number of shares of the Buyer equal to the Purchase Price.

      1.4 The Closing. The Closing shall take place at the offices of St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105, commencing at 10:00 a.m. local time on the Closing Date.

      1.5 Actions at the Closing. At the Closing:

            (a) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.1;


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            (b) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 5.2.

                                   ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE company

      The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, which Buyer acknowledges will be delivered by the Seller after the date hereof but prior to the Closing, the statements contained in this Article II are true and correct as of the date of this Agreement. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article
II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only (a) the corresponding section or subsection in this Article II and (b) other sections or subsections in this Article II to the extent that it is clear from a reading of the disclosure that such disclosure also qualifies or applies to such other sections or subsections.

      2.1 Organization, Qualification and Corporate Power. The Company is a limited liability company duly organized, validly existing and in company good standing under the laws of the Republic of Georgia. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its operating agreement and formation documents, each as amended to date.

      2.2 Capitalization; Capital Accounts; Interests in the Company.

            (a) The capital accounts of the Company's members (the "Members") and the balances in such accounts are set forth on Section 2.2(a) of the Disclosure Schedule.

            (b) To the Seller's Knowledge, Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of the Company's membership interests. Section 2.2(b) of the Disclosure Schedule also indicates any membership interests that are restricted or are otherwise subject to a repurchase or redemption right, indicating the name of the applicable equity holder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. To the Seller's Knowledge, all of the Interests have been and, subject only to such ministerial acts by the Company necessary to record the purchase and sale of the membership interests contemplated by this Agreement, on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and were issued free of all preemptive rights. To the Seller's Knowledge, all of the issued and outstanding membership interests of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state and foreign securities laws.

            (c) To the Seller's Knowledge and except as set forth in Section 2.2(b) or 2.2(c) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any of the Company's membership


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interests is authorized or outstanding, (ii) the Company has no obligation
(contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of its membership interests any further membership interests or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its membership interests or to make any other distribution in respect thereof.

            (d) To the Seller's Knowledge and except as set forth in Section 2.2(d) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its membership interests or among any holders of its membership interests relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of the Company's membership interests.

      2.3 Authorization. The Seller has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of the Seller. This Agreement and all other agreements provided for herein have been or will be as of the Closing Date duly and validly executed and delivered by the Seller and constitutes or will constitute a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally and general principles of equity.

      2.4 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or any other agreement provided for herein, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of its Certificate of Formation or Operating Agreement or other formation documents of the Seller or the Company,
(b) require on the part of the Seller or Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity,
(c) to the Seller's Knowledge and except as set forth in Section 2.4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. Section 2.4 (c) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required to be obtained in connection with the consummation by the Company of the transactions contemplated hereby.

      2.5 Subsidiaries. To the Seller's Knowledge, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any

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corporation, partnership, limited liability company, joint venture, trust or other domestic or foreign business association, organization or entity.

      2.6 Financial Statements. The Seller shall cause the Company to provide to the Buyer the Financial Statements. To the Seller's Knowledge, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as expressly set forth in the notes thereto and except for normal year-end reconciliation adjustments. To the Seller's Knowledge, each of the Financial Statements fairly presents, in all material respects, the assets, liabilities, financial position, results of operations and cash flows of the Company, as of the date thereof and for the period referred to therein, and is, in all material respects, consistent with the books and records of the Company.

      2.7 Absence of Certain Changes. To the Seller's Knowledge, since the Most Recent Balance Sheet Date, the Company has conducted its business in the Ordinary Course of Business and, except as set forth in Section 2.7 of the Disclosure Schedule, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the following actions:

            (a) issued or sold any membership interests of the Company or any options, warrants or rights to acquire any such interests, or amended any of the terms of (including the vesting of) any options or restricted interests agreements, or repurchased or redeemed any interests of the Company;

            (b) split, combined or reclassified any of the Company's membership interests; or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of such membership interests;

            (c) created, incurred or assumed any indebtedness except in the Ordinary Course of Business (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

            (d) entered into or adopted or amended any employment or severance agreement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its members, managers, directors, officers or employees, generally or individually, or paid any bonus or other benefit to its members, managers, directors, officers or employees or hired any new officers, managers or directors or (except in the Ordinary Course of Business) any new employees or consultants;

            (e) acquired, sold, leased, licensed or disposed of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

            (f) mortgaged or pledged any of its material property or assets or subjected any such property or assets to any Security Interest;


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            (g) discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

            (h) amended its Certificate of Formation, Operating Agreement or other formation documents;

            (i) sold, assigned, transferred, licensed or sublicensed any Intellectual Property, other than pursuant to licenses with customers entered into in the Ordinary Course of Business;

            (j) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or made any material new elections, or changes to any material current elections, with respect to Taxes;

            (k) entered into, amended, terminated, took or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any contract or agreement of a nature required to be listed in
Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

            (l) made or committed to make any capital expenditure in excess of $50,000 per item except as reflected in the Financial Plan attached to Section
2.7 of the Disclosure Schedule;

            (m) instituted or settled any material Legal Proceeding;

            (n) failed to take any action necessary to preserve the validity of any material Intellectual Property or Permit; or

            (o) agreed in writing or otherwise to take any of the foregoing actions.

      2.8 Undisclosed Liabilities. To the Seller's Knowledge, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except as set forth in Section 2.8 of the Disclosure Schedule and for liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 2.8 of the Disclosure Schedule and except for liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      2.9 Tax Matters.

            (a) To the Seller's Knowledge, the Company has filed on a timely basis (taking into account any extensions of time to file granted or obtained) all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. To the Seller's Knowledge, the Company is not and has never been a member of a group of corporations with which it has filed (or been required to file on or prior to the Closing Date) consolidated, combined, unitary or similar Tax Returns. To the Seller's Knowledge, the Company has paid on a timely basis all Taxes that were due and payable whether or not shown on any Tax Return. To the Seller's Knowledge, the unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. To the


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Seller's Knowledge, all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

            (b) To the Seller's Knowledge, the income Tax Returns of the Company have been audited by the applicable Governmental Entity in Georgia or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. To the Seller's Knowledge, no examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or is threatened or contemplated in writing. To the Seller's Knowledge, the Company has never been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. To the Seller's Knowledge, the Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

      2.10 Assets.

            (a) To the Seller's Knowledge and except as set forth in Section 2.10(a) of the Disclosure Schedule, the Company owns or leases all tangible assets used in or necessary for the conduct of its businesses as presently conducted, which assets are reflected in the Financial Statements (other than to the extent acquired or disposed of in the Ordinary Course of Business). To the Seller's Knowledge, each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

            (b) To the Seller's Knowledge, each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

      2.11 Owned Real Property. To the Seller's Knowledge, the Company does not own, and has never owned, any real property.

      2.12 Real Property Leases. To the Seller's Knowledge, Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. To the Seller's Knowledge, the Company has delivered to the Buyer complete and accurate copies of the Leases.

      2.13 Intellectual Property.

            (a) To the Seller's Knowledge, the Company owns, or is licensed or otherwise possesses a legally enforceable right to use, all Intellectual Property (other than computer software, data and documentation received or otherwise acquired from third parties) used in the operation of its business or, with respect to products currently under development, necessary for the operation of its business. To the Seller's Knowledge, each item of Intellectual Property owned by or used in the operation of the business of the Company will be owned or available for use by the Company on identical terms and conditions immediately following the Closing. To


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the Seller's Knowledge, the Company has taken reasonable measures to protect the proprietary nature of each item of confidential Intellectual Property owned or used by it and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the Knowledge of the Seller, (i) except pursuant to licenses set forth in Sections 2.13(c) and 2.13(d) of the Disclosure Schedule and so marked, no other person or business entity has any rights to any of the Intellectual Property owned or used by the Company, and (ii) no other person or business entity is infringing, violating or misappropriating any of the Intellectual Property that the Company owns or uses.

            (b) To the Knowledge of the Seller, none of the activities or business conducted by the Company infringes, violates or constitutes a misappropriation of any Intellectual Property rights of any other person or business entity. To the Seller's Knowledge, the Company has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation, and there is no basis for any such complaint, claim or notice.

            (c) To the Seller's Knowledge, Section 2.13(c) of the Disclosure
Schedule identifies each (i) patent, trademark registration or copyright registration that has been issued to the Company with respect to any of its Intellectual Property, (ii) pending patent application or application for trademark or copyright registration that the Company has made with respect to any of its Intellectual Property and (iii) license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to any of its Intellectual Property. To the Seller's Knowledge, the Company has delivered to the Buyer correct and complete copies of all such patent applications, licenses and agreements (each as amended to date) and has specifically identified and made available to the Buyer correct and complete copies of all written documentation evidencing ownership of any such applications, and any claims or disputes relating to, each such item. To the Seller's Knowledge and except as set forth in Section 2.13(c) of the Disclosure Schedule, with respect to each item of Intellectual Property that the Company owns:

                  (i) subject to such rights as have been granted by the Company under license agreements entered into with customers in the Ordinary Course of Business, the Company owns all right, title and interest in and to such item; and

                  (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction restricting the rights of the Company in such item.

            (d) To the Seller's Knowledge, Section 2.13(d) of the Disclosure
Schedule identifies each license or agreement pursuant to which the Company uses Intellectual Property, or that the Company plans to use in the future, that is owned by a party other than the Company (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses). To the Seller's Knowledge and except as set forth in Section 2.13(d) of the Disclosure Schedule, with respect to each such license or agreement:

                  (i) the license, sublicense or other agreement covering such item is legal, valid, binding and enforceable (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally and general principles of equity) against the Company and against each other party thereto, and is in full force and effect;


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                  (ii) such license, sublicense or other agreement will continue to be legal, valid, binding and enforceable (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally and general principles of equity) against the Company and against each other party thereto, and will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (iii) neither the Company nor any other party to such license, sublicense or other agreement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (iv) each item of Intellectual Property underlying each such license or agreement is not subject to any outstanding judgment, order, decree, stipulation or injunction restricting the rights of the Company in such Intellectual Property; and

                  (v) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

            (e) To the Seller's Knowledge, the Company licenses or otherwise possesses a legally enforceable right to use each item of computer software, data and documentation the Company has used in the operation of the business of the Company and received or otherwise acquired by the Company or made available to the Company from third parties (including, without limitation, third parties that are customers of the Company).

      2.14 Inventory. To the Seller's Knowledge, the Company maintains an inventory of taxis baccata materials and precursor Paclitaxel.

      2.15 Contracts.

            (a) To the Seller's Knowledge, Section 2.15(a) of the Disclosure Schedule lists the following agreements to which the Company is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties which involves more than the sum of $50,000;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000, or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee)


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indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

                  (vi) any agreement concerning confidentiality, non-competition or non-solicitation (other than confidentiality agreements with customers or potential customers, copies or forms of which have previously been delivered to the Buyer, or with employees of the Company set forth in the Company's form of employment agreement, a copy of which has previously been delivered to the Buyer);

                  (vii) any employment or consulting agreement (other than agreements disclosed pursuant to clause (ii));

                  (viii) any agreement with any current or former officer, director, key employee or stockholder of the Company or an Affiliate thereof (other than agreements disclosed pursuant to other clauses of this paragraph
(a));

                  (ix) any agreement under which the consequences of a default or termination would have a Company Material Adverse Effect;

                  (x) any agency, distributor, sales representative, franchise or similar agreements to which the Company is a party or by which the Company is bound; and

                  (xi) any other agreement (or group of related agreements) not entered into in the Ordinary Course of Business.

            (b) To the Seller's Knowledge, the Company has delivered to the Buyer a complete and accurate copy of each arrangement or agreement listed in
Section 2.15(a) of the Disclosure Schedule (the "Contracts") (as amended to date). To the Seller's Knowledge, with respect to each Contract: (i) the Contract is legal, valid, binding and enforceable (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally and general principles of equity) against the Company and each other party thereto, and is in full force and effect; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect to the same extent immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing except as set forth in Section 2.15(b) of the Disclosure Schedule; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any other party under such Contract.

            (c) To the Seller's Knowledge, except as set forth in Section 2.15(c) of the Disclosure Schedule, the Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15(a)


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of the Disclosure Schedule under the terms of Section 2.15(a). To the Seller's
Knowledge, the Company is not a party to any written or oral arrangement for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet. To the Seller's Knowledge, the Company is not restricted by any Contract from carrying on business anywhere in the world.

      2.16 Insurance. (a) To the Seller's Knowledge, Section 2.16 of the Disclosure Schedule lists each insurance policy (including, if applicable, fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect.

            (b) To the Seller's Knowledge, there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed in writing by the underwriter of such policy. To the Seller's Knowledge all premiums due and payable under all such policies have been paid, the Company has no reason to believe that it will be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance with the terms of such policies. To the Seller's Knowledge, the Company has not received any written notice of premium increases or a written notice generally disclaiming liability under such policy or any written notice of the intent to cancel or decline to renew any such policy. To the Seller's Knowledge, each such policy will continue to be enforceable against the Company and, to the Company's knowledge, each other party thereto, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the Seller's Knowledge, Section 2.16 of the Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since its date of formation (other than health, dental and workers' compensation policies) and describes the nature and status of each such claim.

      2.17. Litigation. To the Seller's Knowledge, there is no Legal Proceeding which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. To the Seller's Knowledge, there are no judgments, orders or decrees outstanding against the Company.

      2.18 Legal Compliance. To the Seller's Knowledge, the Company is currently conducting, and has at all times since March 14, 2002 conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. To the Seller's Knowledge, the Company has not received any written notice or other communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

      2.19 Permits. To the Seller's Knowledge, Section 2.19 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. To the Seller's Knowledge, such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted. To the Seller's Knowledge, each such Permit is in full force and effect; the Company is in material compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and the Company has no basis for believing that such Permit will not be renewable upon expiration. To the Seller's

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Knowledge, each such Permit will continue in full force and effect immediately following the Closing.

      2.20 Certain Business Relationships With Affiliates. To the Seller's Knowledge and except as set forth in Section 2.20 of the Disclosure Schedule, no member or Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, (c) owes any money to, or is owed any money by, the Company, or (d) is a party to any contract or other arrangement (written or oral) with the Company, except as disclosed in Section 2.20 of the Disclosure Schedule. To the Seller's Knowledge, Section 2.20 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements. To the Seller's Knowledge, the disclosures set forth in Section 2.20 of the Disclosure Schedule include all material information with respect to the matters so disclosed.

      2.21. Bank Accounts. To the Seller's Knowledge, Section 2.21 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

      2.22. Disclosure. To the Seller's Knowledge, no statement contained in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading; provided, however, that nothing in this Section 2.22 shall require disclosure of any information beyond what is required to be disclosed pursuant to the relevant representation or warranty.

                                  ARTICLE II-A
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller represents and warrants to the Buyer that the statements contained in this Article II-A are true and correct as of the date of this Agreement.

      2A.1 Authorization. The Seller has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Seller of this Agreement and the agreements provided for herein to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of the Seller. This Agreement and all other agreements provided for herein (to the extent the Seller is a party thereto) have been or will be as of the Closing Date duly and validly executed and delivered by the Seller and constitutes or will constitute a valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally and general principles of equity.

      2A.2 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or any other agreement provided for herein to which such Seller is a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of its Certificate of Formation or Operating Agreement and other formation documents, to the extent applicable, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of his or its properties or assets. Section 2A.2 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required to be obtained in connection with the consummation by such Seller of the transactions contemplated hereby.

      2A.3 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against such Seller which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

      2A.4 Accredited Investor; Investment Representation. Each member of the Seller is an accredited investor. The Seller is acquiring the shares of the Buyer for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same except to its members; and, except as contemplated by this Agreement and the agreements contemplated herein, the Seller has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date of this Agreement.

      3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      3.2 Authorization of Transaction. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the agreements provided for herein and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and all other agreements provided for herein have been or will be duly and validly executed and delivered by the Buyer and constitutes or will constitute a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally and general principles of equity.

      3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or any other agreement provided for herein, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer,
(b) require on the part of the Buyer any notice to or filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

      3.4 SEC Filings. The Buyer has filed all registration statements, schedules and reports and other statements (the "Buyer SEC Documents") required to be filed by it with the SEC under the Securities Act and the Exchange Act, as the case may be. As of the respective dates of such Buyer SEC Documents, such documents complied with or will comply with the requirements of the Securities Act and the Exchange Act, as the case may be, and applicable rules and regulations.

      3.5 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Buyer which in any manner seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or would reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

      3.6 Absence of Certain Changes or Events. Since September 30, 2002 there has not been any change, event, circumstance or development that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

                                   ARTICLE IV
                                    COVENANTS

      4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the Natex Acquisition are satisfied.

      4.2 Governmental and Third-Party Notices and Consents. The Seller shall obtain, at its own expense, all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effect all registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary or desirable to consummate the transactions contemplated by this Agreement in connection with the consummation of the transactions contemplated by this Agreement. The Buyer shall ensure that any information furnished by the Buyer to the Seller in writing for inclusion in the Disclosure Schedule does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      4.3 Access to Information. The Seller shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request and the Seller can reasonably obtain.

      4.4 Notice of Breaches. From the date of this Agreement until the Closing, the Seller shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of the Seller in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing.

      4.5 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay its respective fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby.

                                   ARTICLE V
                 CONDITIONS TO CONSUMMATION OF NATEX ACQUISITION

      5.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Natex Acquisition is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

            (a) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, which are necessary for the consummation of the transactions contemplated by the Agreement;

            (b) the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects when made as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date);

            (c) the Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

            (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

            (e) the Seller shall have delivered to the Buyer a certificate evidencing the Interests, free and clear of all encumbrances and liens;

            (f) the Seller shall have delivered evidence of the approval of the Natex Acquisition by its Board of Managers and/or its members and any approvals if required by the Company's formation documents;

            (g) the Seller shall have delivered evidence of the approval of the Natex Acquisition by its Board of Managers and/or its members and any other approvals required by the Seller's formation documents;

            (h) the Seller shall have delivered an opinion of Kay & Boose LLP, counsel to the Seller addressed to the Buyer and dated as of the Closing Date in a form mutually agreeable to the Buyer and the Seller;

            (h) each member of the Seller shall have signed a representation letter in a form mutually agreeable to the Buyer and the Seller; and

            (i) completion of a due diligence investigation of the Seller and/or the Company to the Buyer's satisfaction;

            (j) completion of a review of the Disclosure Schedule to the Buyer's satisfaction; and

            (k) the Buyer shall have received such other certificates and instruments (including certificates of good standing or the equivalent document of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

      5.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Natex Acquisition is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Seller:

            (a) the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects when made as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date);

            (b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

            (c) the Buyer shall have delivered to the Seller a stock certificate(s) of the Company evidencing the Purchase Price;

            (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

            (e) the Buyer shall have delivered evidence of the approval of the Natex Acquisition by its Board of Directors and any other approvals if required by the Buyer's formation documents;

            (f) the Buyer shall have delivered an opinion of St. John & Wayne, LLC, counsel to the Buyer as to issuance of the stock of Integrated Health Technologies, Inc., addressed to the Seller and dated as of the Closing Date in a form mutually agreeable to the Buyer and the Seller; and

            (g) the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                 INDEMNIFICATION

      6.1 Indemnification by the Seller.

            (a) The Seller shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company, the Buyer or any Affiliate thereof resulting from, relating to or constituting:

                  (i) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of such Seller contained in this Agreement or any agreement or instrument furnished by such Seller to the Buyer pursuant to Section 5.1 of this Agreement; or

                  (ii) any failure to perform any covenant or agreement of the Seller contained in this Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement.

            (b) Notwithstanding anything to the contrary in this Article VI, the Seller at its option shall be entitled to make indemnification payments to the Buyer pursuant to this Article VI in the form of shares of the Buyer's common stock received by the Seller pursuant to Section 1.2. For purposes of such payment, the Buyer's common stock shall be valued at the price per share that is the greater of (i) the price per share used to determine the amount of shares to be delivered at Closing or (ii) the current market price of such common stock at the time of the indemnification payment.

      6.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

            (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement or any agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or

            (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement.

      6.3 Indemnification Claims.

            (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount or good faith estimate of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof, to assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a). The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other material adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

            (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

            (c) Within 30 days after delivery of a Claim Notice pursuant to clause (b) of this section, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the

Claimed Amount; (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Party is entitled to indemnification under this Article VI, including, without limitation, as a result of a good faith belief that the Indemnifying Party has insufficient information to determine whether or not all or such portion of the Claimed Amount constitutes Damages for which the Indemnified Party is entitled to indemnification under this Article
VI. If no Response is delivered by the Indemnifying Party within such 30-day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party; provided, however, that the foregoing sentence shall not apply if (i) the Indemnified Party delivers a Claim Notice pursuant to Section 9.7 but the Indemnifying Party fails to receive it or
(ii) the Indemnifying Party delivers a Response within such 30-day period pursuant to this subparagraph (c) and Section 9.7 of this Agreement but the Indemnified Party fails to receive the Response and in each case such failure is solely due to events outside the control of the Indemnifying Party. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party's right to claim the balance of any such Claimed Amount.

            (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration and such Dispute shall be resolved in accordance with Section 6.3(e).

            (e) Any arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

                  (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

                  (ii) Either party shall commence the arbitration by filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

                  (iii) All depositions or other discovery shall be conducted pursuant to the applicable U.S. federal rules relating to discovery.

                  (iv) The parties shall use commercially reasonable efforts to cause the Arbitrator to prepare and distribute to the parties, not later than 30 days after the conclusion of the arbitration hearing, a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11).

                  (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

                  (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

      6.4 Survival of Representations and Warranties. Unless otherwise specified in this Section 6.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms. All representations and warranties that are covered by the indemnification agreements in Sections 6.1(a)(i), 6.1(b)(i) and 6.2(a) shall expire on the date eighteen months following the Closing Date, except that
(i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2A.1, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Section 2.9 shall survive until expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. No claim may be asserted nor any action be commenced against any party for breach of any representation, warranty, covenant or agreement contained herein, unless an Expected Claim Notice or Claim Notice is delivered to the Indemnifying Party within the period set forth in this Section 6.4. If the legal proceeding or claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VI shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, provided, however, that the foregoing shall not apply to any inaccuracy of a representation or warranty if the Indemnifying Party carries the burden of establishing that the Indemnified Party had actual knowledge of such inaccuracy which was derived from information provided to the Indemnified Party by a third party and was not known to the Indemnifying Party on or prior to the date hereof.

      6.5 Limitations.

            (a) Notwithstanding anything to the contrary herein, the aggregate liability of the Seller for Damages under this Article VI shall not exceed the amount of the Purchase Price (the "Cap").

            (b) Notwithstanding anything to the contrary herein, the aggregate liability of the Buyer for Damages under this Article VI shall not exceed the Cap.

            (c) Notwithstanding anything to the contrary herein, neither Party shall have any indemnification obligation to an Indemnified Party arising under this Article VI until the amount of Damages suffered by the Indemnified Party with respect to a single event exceeds $20,000 (the "Single Event Threshold") or the aggregate amount of Damages suffered by the Indemnified Party exceeds $100,000 (the "Aggregate Threshold"), in which case the Indemnifying Party shall be obligated to pay only the amounts in excess of the Single Event Threshold or the Aggregate Threshold, as the case may be.

            (d) Except as provided in Article VII hereof, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

            (e) In no event shall any Indemnifying Party be responsible and liable to any Indemnified Party for any Damages or other amounts under this
Article VI that constitute punitive or consequential damages or other damages that are not compensatory in nature (other than any such damages that are payable to any third party which is not an Affiliate of any Indemnified Party).

            (f) The liability of any Indemnifying Party for any Damages shall be reduced by any Tax benefit if attributable to any deduction (for Tax purposes) realized by the Indemnified Party as a result of the item that gave rise to the Damages. Such Tax benefit shall be determined by assuming (i) that the applicable Tax rate was the highest marginal federal, state, local and non-U.S. Tax rate for the relevant Tax or Taxes (taking into account, where applicable, the deductibility and credit of any Tax for purposes of computing any other Tax) applicable to the Indemnified Party for the most recent Tax period for which a Tax Return relating to such Tax was filed or, if no such Tax Return was filed, such Tax was determined and paid (other than as an estimated Tax payment) and
(ii) that any deferred Tax benefit was attributable to depreciation or amortization was immediately realized in an amount equal to the present value of such deferred Tax benefit using a discount rate equal to the "prime rate" as published in the Wall Street Journal as in effect on the day that the Tax benefit was deemed to be realized, compounded monthly.

                                   ARTICLE VII
                                   TERMINATION

      7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

            (a) the Parties may terminate this Agreement by mutual written consent;

            (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and

(ii) is not cured within 15 days following delivery by the Buyer to the Seller of written notice of such breach;

            (c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 15 days following delivery by the Seller to the Buyer of written notice of such breach;

            (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before March 1, 2003 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

            (e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before March 1, 2003 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

                                  ARTICLE VIII
                                   DEFINITIONS

      For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

      "AAA" shall mean the American Arbitration Association.

      "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

      "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

      "Agreement" shall have the meaning set forth in the first paragraph hereto. "Arbitrator" shall have the meaning set forth in Section 6.3(e).

      "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

      "Cap" shall have the meaning set forth in Section 6.5(a).

      "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

      "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by an Indemnified Party.

      "Closing" shall mean the closing of the transactions contemplated by this Agreement.

      "Closing Date" shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

      "Company" shall have the meaning set forth in the first paragraph of this Agreement.

      "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, financial condition, or results of operations of the Company, or (ii) the ability of the Buyer to operate the business of the Company immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material," "materially" and "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

      "Contract" shall have the meaning set forth in Section 2.15(c).

      "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

      "Damages" shall mean any and all claims, debts, obligations and other liabilities, diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi) and other than the damages described in Section 6.5(e).

      "Disclosure Schedule" shall mean the disclosure schedule provided by the Company to the Buyer prior to the Closing and accepted in writing by the Buyer.

      "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of a Claimed Amount.

      "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

      "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

      "Financial Statements" shall mean the Most Recent Balance Sheet and the unaudited statements of income of the Company from inception to the date of the Most Recent Balance Sheet Date.

      "GAAP" shall mean United States generally accepted accounting principles.

      "Governmental Entity" shall mean any domestic or foreign court, arbitrational tribunal, administrative agency or commission or other domestic or foreign governmental or regulatory authority or agency.

      "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

      "Indemnifying Party" shall mean the party from whom indemnification is sought by an Indemnified Party.

      "Intellectual Property" shall mean all:

            (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

            (ii) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

            (iii) copyrights and registrations and applications for registration thereof;

            (iv) mask works and registrations and applications for registration thereof;

            (v) computer software, data and related documentation;

            (vi) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

            (vii) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

            (viii) copies and tangible embodiments thereof.

      "Knowledge" when used in statements such as "to the Knowledge of" or "Known to" either Party, or otherwise used to qualify the statement of either Party hereunder or under any document, certificate or agreement delivered in connection herewith shall mean that any of the current senior executive officers or managers of such Party has actual knowledge of the matter to which such statement relates.

      "Lease" shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

      "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

      "Most Recent Balance Sheet" shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

      "Most Recent Balance Sheet Date" shall mean December 31, 2002.

      "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

      "Ordinary Course of Business" shall mean the ordinary course of business of the Company consistent with past custom and practice (including with respect to frequency and amount).

      "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

      "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

      "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

      "Response" shall mean a written response containing the information provided for in Section 6.3(c).

      "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

      "SEC" shall mean the U.S. Securities and Exchange Commission.

      "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) statutory liens for Taxes not yet due and payable; (ii) mechanic's, materialmen's, carriers', workmen's and repairmen's liens and other similar liens imposed by law, (iii) pledges, deposits or liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case, in the case of the Company, arising in the Ordinary Course of Business of the Company and not material to the Company.

      "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

      "Tax Proceedings" shall mean any audit, claim for refund, or contest or defense against any assessment, notice of deficiency, or other proposed adjustment relating to any and all Taxes of the Company.

      "Tax Returns" shall mean all reports, returns, declarations or statements required to be supplied to a taxing authority in connection with Taxes.

      "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide them with a copy of the proposed disclosure prior to making the disclosure).

      9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than (a) the Parties and, to the extent specified herein, their respective Affiliates, and (b) in each case, their respective successors and permitted assigns.

      9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

      9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

      9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  To the Buyer:                                   with a copy to:

  Integrated Health Technologies, Inc.            St. John & Wayne, L.L.C.
  225 Long Avenue                                 Two Penn Plaza East
  Hillside, New Jersey 07205                      Newark, New Jersey 07105
  Attn:  Seymour Flug                             Attn: William P. Oberdorf
  Telecopy:  (973) 926-1735                       Telecopy:  (973) 491-3407
  Telephone:  (973) 926-0816                      Telephone:  (973) 491-3358

  To the Seller:                                  with a copy to:

  Trade Investment Services, L.L.C.
  c/o Robert B. Kay                               Kay & Boose LLP
  Kay & Boose LLP                                 One Dag Hammarskjold Plaza
  One Dag Hammarskjold Plaza                      New York, New York 10017-2299
  New York, New York 10017-2299                   Attn: Robert B. Kay
  Telecopy: (212) 755-0921                        Telecopy: (212) 755-0921
  Telephone: (212) 940-8200                       Telephone: (212) 940-8200

      Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      9.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

      9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      9.11 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.11 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

      9.12 Construction.

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

            (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (c) Any reference herein to "including" shall be interpreted as "including without limitation".

            (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

      9.13 Confidentiality. The Buyer agrees that unless and until the transactions contemplated hereby have been consummated, the Buyer and its representatives and Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from the Seller or the Company or any of their Affiliates in connection with the transactions contemplated hereby, except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Buyer and its representatives and Affiliates and their representatives and advisors is bound); (b) was known to the Buyer prior to its disclosure to the Buyer; (c) is disclosed to the Buyer by a third party not subject to any duty of confidentiality to the Seller, the Company or any of their respective Affiliates prior to its disclosure to the Buyer by the Seller, the Company or any of their respective Affiliates; (d) is requested or required by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process to disclose such information; or (e) is required to be disclosed by applicable law. The Buyer further agrees to hold in strict confidence all data and information obtained from the Seller relating solely to the Seller (and not the Company or its business) except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Buyer and its representatives and Affiliates and their representatives and advisors is bound); (b) was known to the Buyer prior to its disclosure to the Buyer; (c) is disclosed to the Buyer by a third party not subject to any duty of confidentiality to the Seller, the Company or any of their respective Affiliates prior to its disclosure to the Buyer by the Seller, the Company or any of their respective Affiliates; (d) is requested or required by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process to disclose such information; or (e) is required to be disclosed by applicable law. The Buyer will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, the Buyer and its Affiliates and their representatives and advisors will promptly return to the Seller or the Company all such data, information and other written material (including all copies thereof) that has been obtained by the Buyer.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                            BUYER:

                                            INTEGRATED HEALTH TECHNOLOGIES, INC.


                                            By: /s/ Eric Friedman
                                            Name: Eric Friedman
                                            Title: Vice President


                                            SELLER:

                                            TRADE INVESTMENT SERVICES, L.L.C.


                                            By:/s/ Robert B. Kay
                                            Name: Robert B. Kay
                                            Title: Managing Member

                                                                  EXECUTION COPY


                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      INTEGRATED HEALTH TECHNOLOGIES, INC.,

                                       AND

                        TRADE INVESTMENT SERVICES, L.L.C.

                 FOR MEMBERSHIP INTERESTS OF NATEX GEORGIA, LLC

                                February 1, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I  THE NATEX ACQUISITION...............................................1
            1.1  The Purchase and Sale of the Interests........................1
            1.2  The Purchase Price............................................1
            1.3  Payment of the Purchase Price.................................1
            1.4  The Closing...................................................1
            1.5  Actions of the Closing........................................1
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................2
            2.1  Organization, Qualification and Corporate Power...............2
            2.2  Capitalization; Capital Accounts; Interests in the Company....2
            2.3  Authorization.................................................3
            2.4  Noncontravention..............................................3
            2.5  Subsidiaries..................................................3
            2.6  Financial Statements..........................................4
            2.7  Absence of Certain Changes....................................4
            2.8  Undisclosed Liabilities.......................................5
            2.9  Tax Matters...................................................5
            2.10  Assets.......................................................6
            2.11  Owned Real Property..........................................6
            2.12  Real Property Leases.........................................6
            2.13  Intellectual Property........................................6
            2.14  Inventory....................................................8
            2.15  Contracts....................................................8
            2.16  Insurance...................................................10
            2.17  Litigation..................................................10
            2.18  Legal Compliance............................................10
            2.19  Permits.....................................................10
            2.20  Certain Business Relationships With Affiliates..............11
            2.21  Books and Records...........................................11
            2.22  Disclosure..................................................11
ARTICLE II-A  REPRESENTATIONS AND WARRANTIES OF THE SELLER....................11
      2A.1  Authorization.....................................................11
      2A.2  Noncontravention..................................................11
      2A.3  Litigation........................................................12
      2A.4  Accredited Investor; Investment Represntation.....................12
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER......................12
            3.1  Organization and Corporate Power.............................12
            3.2  Authorization of Transaction.................................12
            3.3  Noncontravention.............................................12
            3.4  SEC Filings..................................................13
            3.5  Litigation...................................................13
            3.6  Absence of Certain Changes or Events.........................13

ARTICLE IV  COVENANTS.........................................................13
            4.1  Closing Efforts..............................................13
            4.2  Governmental and Third-Party Notices and Consents............13
            4.3  Access to Information........................................14
            4.4  Notice of Breaches...........................................14
            4.5  Expenses.....................................................14
ARTICLE V  CONDITIONS TO CONSUMMATION OF NATEX ACQUISITION....................14
            5.1  Conditions to Obligations of the Buyer.......................14
            5.2  Conditions to Obligations of the Seller......................15
ARTICLE VI  INDEMNIFICATION...................................................16
            6.1  Indemnification by the Seller................................16
            6.2  Indemnification by the Buyer.................................16
            6.3  Indemnification Claims.......................................17
            6.4  Survival of Representations and Warranties...................19
            6.5  Limitations..................................................19
ARTICLE VII  TERMINATION......................................................20
            7.1  Termination of Agreement.....................................20
ARTICLE VIII DEFINITIONS......................................................21
ARTICLE IX  MISCELLANEOUS.....................................................25
            9.1  Press Releases and Announcements.............................25
            9.2  No Third Party Beneficiaries.................................25
            9.3  Entire Agreement.............................................25
            9.4  Succession and Assignment....................................25
            9.5  Counterparts and Facsimile Signature.........................25
            9.6  Headings.....................................................26
            9.7  Notices......................................................26
            9.8  Governing Law................................................26
            9.9  Amendments and Waivers.......................................27
            9.10  Severability................................................27
            9.11  Submission to Jurisdiction..................................27
            9.12  Construction................................................27
            9.13  Confidentiality. ...........................................28


Disclosure Schedule


                                       ii